EXHIBIT 10.2

ASSIGNMENT OF ROYALTIES AND RIGHTS

           THIS ASSIGNMENT OF ROYALTIES AND RIGHTS (this “Assignment”) is dated as of January 15, 2009, and is entered into by PRIMAL SOLUTIONS, INC., a Delaware corporation with an address at 19732 MacArthur Boulevard, Suite 100, Irvine, California 92612 (“Primal”), and WIRELESS BILLING SYSTEMS, a California corporation with an address at 19732 MacArthur Boulevard, Suite 100, Irvine, California 92612 (“WBS”; Primal and WBS hereinafter collectively “Assignor”), in favor of the parties indicating their acceptance below, each with an address at 527 Madison Avenue, Suite 2600, New York, New York 10022 (collectively  “Assignee”).

WHEREAS, Assignor and BillWise, Inc.(“BillWise”) have entered into a certain Asset Purchase Agreement entered into effective as of January 1, 2009, a copy of which is annexed hereto as Exhibit  A (the “Asset Purchase Agreement”), pursuant to which, inter alia, Assignor has agreed to sell to BillWise certain of Assignor’s assets (the “Transferred Assets”); and

WHEREAS, pursuant to Section 2.2 of the Asset Purchase Agreement, Assignor is entitled to receive certain royalties as defined in the Asset Purchase Agreement (“Royalties”) payable by BillWise; and

WHEREAS, pursuant to that certain Pledge and Security Agreement dated as of March 31, 2006 by and between Assignor and Assignee (the “Pledge and Security Agreement”), the Transferred Assets are subject to a lien and security interest in favor of Assignee; and

WHEREAS, the transactions contemplated by the Asset Purchase Agreement constitute an Event of Default under the Pledge and Security Agreement; and

WHEREAS, Assignor has requested that Assignee consent to the transfer of the Transferred Assets pursuant to the Asset Purchase Agreement and release Assignee’s lien on the Transferred Assets; and

WHEREAS, Assignee is willing to consent to the transfer of the Transferred Assets and to the release of Assignee’s lien thereon, provided that, in connection with the transactions contemplated by the Asset Purchase Agreement, Assignor sell, transfer and convey to Assignee the Assigned Assets (hereinafter defined);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Primal and WBS hereby jointly and severally hereby agree in favor of Assignee as follows:

1.
Assignor does hereby grant, bargain, sell, assign, set over, convey and transfer to Assignee: (i) all of Assignor’s right, title and interest in and to all Royalties; (ii) all rights to reimbursement and payment of all other sums described in Section 2.2 of the Asset

Purchase Agreement; (iii) all rights of Assignor under the Asset Purchase Agreement to preserve, protect and enforce the payment and reimbursement obligations under Section 2.2 of the Asset Purchase Agreement; and (iv) all indemnification rights under Article 12 of the Asset Purchase Agreement to the extent pertaining to any of the foregoing (items (i) through and including (iv) collectively the “Assigned Assets”); TO HAVE AND TO HOLD THE SAME unto Assignee, Assignee’s heirs, successors and assigns, forever.

2.
Assignor, for itself, its heirs, successors and assigns, by these presents does agree to warrant and defend title in the Assigned Assets in favor of Assignee, Assignee’s heirs, successors and assigns, against all claims whatsoever.

3.
Assignor represents and warrants to Assignee that Assignor is the sole and exclusive legal and equitable owner of, and has good and marketable title to and right to convey, the Assigned Assets, free and clear of any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, encumbrances or charges whatsoever except for liens and security interests in favor of Assignee.  Assignor further represents and warrants to Assignee that Assignor has duly authorized this Assignment and that it is enforceable against Assignor in accordance with its terms.  Assignor further represents and warrants to Assignee that, immediately prior to the execution and delivery hereof by Assignor, Assignor has a first priority, perfected lien upon and security interest in the Transferred Assets.

4.
Nothing contained in this Assignment shall be construed to release, impair or otherwise affect Assignee’s lien upon and security interest in all Collateral (as defined in the Pledge and Security Agreement) including, but not limited to, all rights of Assignor under the Asset Purchase Agreement not otherwise conveyed by Assignor to Assignee hereby.

5.
Assignor hereby authorizes Assignee to take any and all appropriate action to protect the right, title and interest hereby conveyed in connection with the Assigned Assets in the name of Assignee or any other name (but for the benefit of Assignee and its successors and assigns) against each and every person or persons whomsoever claiming or asserting any claim against any or all of the same.

6.	Assignor agrees to execute and deliver from time to time any additional agreements and instruments that Assignee reasonably determines are required to perfect or confirm Assignee’s right, title

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6.	and interest in and to the Assigned Assets and the assignment contemplated hereby.

7.
This Assignment may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of the executed counterparts shall be deemed an original hereof.

8.
This Assignment shall be governed by, and construed in accordance with, the law (both substantive and procedural) of the State of New York, exclusive of the application of conflict of laws principles.  This Assignment shall be binding upon Assignor, its heirs, successors and assigns, and shall inure to the benefit of Assignee, its heirs, successors and assigns.

ASSIGNOR HEREBY ACKNOWLEDGES THAT Assignee has designated Special Situations Fund III QP, L.P. (the “Agent”) as Assignee’s agent hereunder to act on Assignee’s behalf and to deal with Assignor and all others in all matters in connection with this Assignment.  All actions authorized to be taken or to not taken by the Assignee hereunder shall be taken or not taken by the Agent on behalf of Assignee.

 [signature page follows]

  3

IN WITNESS WHEREOF, Assignor has duly executed this Assignment as of the first date written above.

PRIMAL SOLUTIONS, INC.

By: /s/ John E. Rehfeld
Name: John E. Rehfeld
Title:    Authorized Person

WIRELESS BILLING SYSTEMS

By: /s/ John E. Rehfeld
Name: John E. Rehfeld
Title:    Authorized Person

ACCEPTED:

SPECIAL SITUATIONS FUND III QP, L.P.,
SPECIAL SITUATIONS FUND III, L.P.
SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.
SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.
SPECIAL SITUATIONS TECHNOLOGY FUND II, L.P.

By: /s/ David M. Greenhouse
Name: David M. Greenhouse
Title: Managing Director

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CONSENT AND ACKNOWLEDGMENT

The undersigned hereby consents to the assignment hereinabove set forth and agrees: (i) to make payment of all Royalties directly to Agent without offset, defense or counterclaim whatsoever; (ii) to send to Assignee all statements, notices and other communications required or permitted pursuant to Section 2.2 of the Asset Purchase Agreement, and (iii) to recognize Assignee as  the party entitled to exercise all rights of Assignor under the Asset Purchase Agreement with respect to the Assigned Assets including, but not limited to, the right to audit the books and records of BillWise under Section 2.2(d) of the Asset Purchase Agreement.

Date:  January 15, 2009.

BILLWISE, INC.

By: /s/ Joseph R. Simrell
Name:  Joseph R. Simrell
Title  President

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ACKNOWLEDGMENT

STATE OF California )
COUNTY OF Orange )

On January 15, 2009, before me, Terrea Tamanaha, the undersigned, Notary Public in and for said State, personally appeared:

                                                                      Joseph R. Simrell
                                                     Name of Signer(s)

Who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ Terrea Tamanaha                                                    (Seal)

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STATE OF California )
COUNTY OF Orange )

On January 13, 2009, before me, Jayne Freed, the undersigned, Notary Public in and for said State, personally appeared:

                                                                       John E. Rehfeld
                                                     Name of Signer(s)

Who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ Jayne Freed                                                    (Seal)

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STATE OF California )
COUNTY OF Orange )

On January 13, 2009, before me, Jayne Freed, the undersigned, Notary Public in and for said State, personally appeared:

                                                                       John E. Rehfeld
                                                     Name of Signer(s)

Who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ Jayne Freed                                                    (Seal)

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STATE OF __________________  )
COUNTY OF ________________  )

On ______________________, 2009, before me, ___________________________________, the undersigned, Notary Public in and for said State, personally appeared:

                                                     Name of Signer(s)

Who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature             (Seal)

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EXHIBIT A

[attach Asset Purchase Agreement]

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into effective as of January 1, 2009 (the “Effective Date”), by and among Primal Solutions, Inc., a Delaware corporation (“Primal”), Wireless Billing Systems, a California corporation (“WBS”; together with Primal, “Sellers” and each is a “Seller”) and BillWise, Inc., a California corporation (“Purchaser”).  Purchaser, on the one hand, and Sellers, on the other hand, shall hereinafter individually be referred to as a “Party” and collectively be referred to as the “Parties.”

RECITALS

WHEREAS, Sellers are engaged in the business of providing innovative managed solutions for turning data into revenue, including through its IPC platform which captures, correlates, tracks, manages, monetizes, and analyzes clients’ communications transactions data (the “Business”); and

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell and transfer to Purchaser, certain of Sellers’ assets necessary for operation of the Business on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants, and agreements contained in the Transaction Documents (as hereinafter defined), and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1. Purchase and Sale of Assets

1.1 Purchase and Sale of Acquired Assets.  On the Closing Date but effective as of the Effective Date, each Seller shall sell, transfer, deliver, convey and assign to Purchaser, and Purchaser shall purchase, acquire, and accept from such Seller, upon the terms and conditions stated herein, all of such Seller’s right, title and interest in and to the following:

(a) All hardware, third-party software licenses, documentation, third-party trademark licenses, fixtures, furniture, equipment and other assets of such Seller, in each case, which is necessary to satisfy such Seller’s obligations under the Assumed Contracts, as identified on Schedule 1.1 attached hereto (the “Transferred Resources”), to the fullest extent transferable by such Seller to Purchaser (or if not at all transferable, a mutually acceptable arrangement shall be structured as provided in Section 8.4);

(b) All right, title, and interest of such Seller in and to the source code, object code, schematics, design tools, and all associated documentation for all of such Seller’s past or present software products (including but not limited to Connect CCB, Connect IXC, Access IM, Connect RTR, IPC, WPM, Marketing Dashboard, Revenue Assurance Suite, Communications Resources Manager (CRM), and EBP&P), and all of such Seller’s software tools, subroutines, and other components, whether completed or under development, all prior or unreleased versions thereof, and all tangible embodiments (and all copies, extracts, or analyses thereof) in any medium whatsoever, and all right, title, and interest of such Seller in and to its copyrights, patents, trademarks, service marks, trade dress, and any applications therefor (including U.S. patent application number 12055933), and any related Intellectual Property Rights (as defined in Section 2.2) of such Seller, and all rights under any and all contracts for the acquisition or development of any of the foregoing, including without limitation assignments to such Seller, covenants to assign inventions to such Seller (including without limitation those assignments contained in subcontractor agreements), covenants to cooperate with such Seller’s obtaining protections of intellectual property, other provisions for ownership by such Seller of a work-for-hire, any and all confidentiality and non-disclosure agreements in favor of a Seller and all agreements similar to the foregoing, in each case to the fullest extent transferable by such Seller to Purchaser (or if not at all transferable, a mutually acceptable arrangement shall be structured as provided in Section 8.4) (collectively, the “Intellectual Property”);

(c) All right, title, and interest (including rights to payment for customer services which services were rendered on or following the Effective Date or for Software (as hereinafter defined) for periods on or following the Effective Date) of such Seller in and under the Assumed Contracts (as hereinafter defined) on and after the Effective Date, including any successor agreements to the Assumed Contracts which are entered into by such Seller with respect to the Business prior to the Closing Date (the “Contract Rights”);

(d) Cash in an amount, when all such payments made by Sellers are aggregated, equal to Ninety Seven Thousand Three Hundred Seventy-Four Dollars and 52/100 ($97,374.52) (“Prepaid Customer Funds” and, together with the Transferred Resources, Intellectual Property, and Contract Rights, the “Acquired Assets”), which amount represents prepaid but undelivered maintenance obligations under the Assumed Contracts with Bresnan (in an amount equal to $7,760); Hutchinson (in an amount equal to $40,000); Westel (in an amount equal to $6,533); and Page One (in an amount equal to $43,081.52);

(e) All receivables and rights to payment arising with respect to customer services provided on or after the Effective Date or Software for periods on or following the Effective Date relating to any Acquired Assets;

(f) Copies of those books and records of such Seller directly related to the Acquired Assets, including invoices, purchase orders, and vendor and customer correspondence; and

(g) All goodwill and other intangible assets associated with the foregoing;

in each case wherever located, but specifically excluding those assets described in Section 1.2.

1.2 Excluded Assets.  Notwithstanding any term herein to the contrary, neither Seller is selling, assigning, transferring, or delivering to Purchaser, and Purchaser is not purchasing, accepting, or acquiring from Sellers, any assets other than those assets specifically set forth in Section 1.1 herein.  Specifically, the Acquired Assets exclude without limitation:

(a) any cash, cash equivalents, or short-term investments of Sellers, except as specifically set forth in Section 1.1(d);

(b) any rights of either Seller under this Agreement (or any other agreement between Purchaser and a Seller entered into on or after the Effective Date);

(c) any capital stock of either Seller or its subsidiaries;

(d) all of each Seller’s corporate minute books and related records (including its Certificate or Articles of Incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a corporation);

(e) all of the intercompany loans and accounts receivable between Sellers;

(f) any receivable or payable of either Seller relating to state or federal taxes and any rights of either Seller under any tax returns and related tax records;

(g) any other receivable of either Seller, except to the extent (i) of receivables or amounts due and unpaid which relate to customer services which services were rendered on or after the Effective Date or Software for periods on or after the Effective Date under the Assumed Contracts or Acquired Assets or (ii) as expressly provided in Section 8.3(b);

(h) any corporate names of either Seller (for use as corporate names rather than in trademarks or service marks) and Primal’s “Primal Solutions No IP Transaction Left Behind” trademark (Serial No. 78729753), starburst design (Serial No. 78729726), and “No IP Transaction Left Behind” trademark (Serial No. 78725977);

(i) any computer software used by either Seller in its accounting or general administrative functions, software relating to commercially available software developer licenses for various third-party products, and software licensed from a third-party which is not transferable;

(j) all permits and governmental licenses of the Business (including but not limited to Seller’s City of Irvine, California business permit; and its permit with the Orange County Fire Authority);

(k) all personnel records and other records that either Seller is required by law to retain in its possession;

(l) all insurance policies and rights thereunder; and

(m) all rights in connection with and assets of any employee benefit plans or programs maintained for employees of either Seller.

1.3 Free and Clear of All Liens and Liabilities.  The Acquired Assets shall be free and clear of all liens, liabilities, claims, and encumbrances, except as set forth on Schedule 1.3 attached hereto.

1.4 Delivery of Acquired Assets.  At the Closing, but effective as of the Effective Date, Purchaser shall take physical possession of the Acquired Assets at Sellers’ principal place of business in Irvine, California.

ARTICLE 2
PURCHASE PRICE

2. Purchase Price.

2.1 Satisfaction of Obligations.  The consideration for this Agreement and the transactions contemplated hereby is (a) Purchaser’s execution, delivery, and full satisfaction of the License Agreement, (b) Purchaser’s full satisfaction of (i) the Assumed Liabilities, (ii) any indemnification obligations arising hereunder, and (iii) each of its other obligation hereunder, and (c) payment of Royalties in accordance with Section 2.2, below (collectively, the “Purchase Price”).

2.2 Royalties.

(a) Royalties.  Provided that the Closing occurs, for a period of three (3) years beginning on the Effective Date (“Royalty Period”), Purchaser shall pay to Sellers, without offset or deduction of any kind or manner whatsoever, royalties equal to four percent (4%) of Net License Sales (“Royalties”).  If a Product is sold in combination with one or more other products that are not Products, the portion of the license revenue attributable to the Product will be deemed to be a reasonable portion of the license revenue received for the combination of the products.  Further, to the extent that such products are invoiced as separate line items, Purchaser shall ensure that the stated prices for such Products are reasonable.

(b) Payment Terms.  Within sixty (60) days after the end of each quarter during the Royalty Period, Purchaser shall provide a statement setting forth the gross revenues, Net License Sales, and other information reasonably requested by Sellers, and the corresponding Royalties.  All Royalties payable to Sellers will be paid by Purchaser to Sellers concurrently with each such statement.  Outstanding amounts not paid when due will accrue interest at the lower of one and one-half percent (1½%) per month or the highest monthly rate allowed by applicable law.  The obligation to pay and the payment of any such interest will not operate to extend any payment due date, and Sellers waive no rights by accepting late payment with interest.

(c) Taxes.  Purchaser shall pay, or upon receipt of an invoice from Sellers, shall reimburse Sellers for, all Taxes imposed on Purchaser, or required to be collected by Sellers, imposed on the transactions contemplated by this Section 2.2; provided, however, that Purchaser shall not be responsible for any Taxes based on Sellers’ net income.

(d) Records and Audit.  Purchaser agrees to maintain and keep accurate books of account and records in connection with Royalties payable to Sellers under this Section 2.2 (including, without limitation, true and correct copies of relevant agreements).  Sellers shall have the right, upon reasonable notice, during normal business hours, subject to reasonable confidentiality requirements, and in a manner not unreasonably disruptive to Purchaser’s operations, to engage an independent auditor to examine and otherwise audit said books of account, records and all other documents and materials in the possession or under the control of Purchaser for purposes of verifying the Royalties payable to Sellers under this Section 2.2.  Purchaser shall maintain and keep all such books of accounts and records available for at least three (3) years after the year in which the applicable Royalties are due.  All costs and expenses incurred in performing any such audit will be paid by Sellers unless the audit discloses at least a five percent (5%) shortfall in the amounts paid to Sellers, in which case Purchaser will bear the full cost of the audit.

(e) Confidentiality of Software.  At all times after the Effective Date, Sellers shall comply with the confidentiality provisions of the License Agreement (as hereinafter defined) to maintain the confidentiality of the Software.

(f) Definitions.  For purposes of this Section 2.2, the following terms shall have the meanings set forth below:

(i)           “Affiliate” means, with respect to an entity, any other entity that controls, is controlled by, or is under common control with such entity.  For the purposes of this Agreement, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such person whether through the ownership of voting securities, by contract, or otherwise.

(ii)           “Derivative Works” means any modifications, additions, or extensions made by Purchaser to the Software and any other works whatsoever based on or containing any portion of the Software.

(iii)           “Intellectual Property Rights” means any and all of the following (by whatever name or term known or designated) now known or hereafter existing anywhere in the world:  (i) rights associated with works of authorship, including, without limitation, all exclusive exploitation rights, copyrights, moral rights, and mask work rights; (ii) trade secret rights and other confidential or proprietary information; (iii) patents (including, without limitation, reissues, divisions, reexaminations, extensions, provisionals, continuations, and continuations-in-part thereof), designs, and other industrial property rights; (iv) source code, object code, formulas, ideas, concepts, mask works, methods, know-how, processes, devices, and the like, whether or not any of the foregoing are subject to protection under law; (v) all registrations, applications, renewals, extensions, continuations, divisions, reissues, and the like; and (vi) all other intellectual property and proprietary rights of every kind and nature whether arising by operation of law, contract, license, or otherwise, including trademark, service mark, trade dress, and other marks based on designation of source or origin.

(iv)           “Net License Sales” mean all revenues received by Purchaser (or any of its Affiliates) from the Assumed Contracts (including the license portion of fees collected from Brighthouse Networks in 2009) and any new agreements (or amendments to existing agreements) with third parties (including existing customers and resellers) with respect to any Products, net of third-party costs as follows: (A) amounts expended, repaid or credited by reasons of defects or returns; (B) commissions paid to resellers; and (C) sales and other taxes or similar amounts paid to a governmental entity (other than Sellers’ income taxes).  Net License Sales shall not include any of the following:  (I) license revenues solely from sales of software products or modules that are not Products, (II) services revenues, and (III) maintenance revenues; provided, however, that in negotiating and entering into contracts with customers, Purchaser will reasonably allocate revenues between Products and those items for which Purchaser has no obligation to pay Royalties.  Purchaser shall pay Royalties on revenues that are substantively license revenues from Products, irrespective of how such revenues are characterized in any customer contract.

(v)           “Products” means present and future versions of the Software and all Derivative Works.

(vi)           “Software” means all of Sellers’ software products immediately prior to the Effective Date (including Connect CCB, Connect IXC, Access IM, Connect RTR, IPC, WPM, Marketing Dashboard, Revenue Assurance Suite, Communications Resources Manager (CRM), and EBP&P) as further described in Schedule 2.2 attached hereto, including all associated source code, object code, documentation, and related Intellectual Property Rights.

(vii)           “Tax” means foreign, federal, state, provincial, local (including, without limitation, sales, use, excise, value-added, and goods-and-services taxes) and all other taxes, fees, levies, and the like, however designated.

(g) Consent to Assignment.  Purchaser hereby acknowledges that Sellers have assigned to certain creditors of Sellers (the “SSF Entities”) all of Sellers’ respective rights in and to (i) all Royalties, (ii) reimbursement and payment of all other sums described in this Section 2.2, (iii) preserve, protect and enforce the payment and reimbursement obligations under this Section 2.2, and (iv) all indemnification rights under Article 12 of this Agreement to the extent pertaining to any of the foregoing (the “SSF Assignment”) in part in consideration of the SSF Entities’ consent to the transactions contemplated hereby and a waiver of their rights in the Acquired Assets.  Purchaser hereby expressly consents to such assignment, agrees to pay the Royalties to the SSF Entities or as the SSF Entities may direct, without offset or deduction of any kind or manner whatsoever, and confirms that the SSF Entities shall have the sole and exclusive right, in their own name, to enforce the provisions of this Section 2.2 directly against Purchaser.

2.3 Allocation of Purchase Price.  The Parties agree to allocate the Purchase Price among the Acquired Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and to cooperate in the preparation of Internal Revenue Service Form 8594 (and any similar required state or local tax forms).

ARTICLE 3
ASSUMPTION OF SPECIFIED LIABILITIES

3. Assumption of Specified Liabilities.

3.1 No Assumption of Liabilities Unless Expressly Assumed.  Except as specifically provided in Section 3.2 below, Purchaser does not assume and shall not have any duty or obligation with respect to any liability, duty, contract, agreement, or obligation of either Seller, whether by the terms of this Agreement, by operation of law, or otherwise, whether or not associated with the Business or any of the Acquired Assets.  The Assumed Liabilities shall not include the Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed, and discharged solely by Sellers.  “Retained Liabilities” means every liability and obligation of Sellers other than the Assumed Liabilities and Purchaser’s liabilities and obligations arising hereunder, and such term includes, without limitation:

(a) Any liability for taxes, including (i) any taxes arising as a result of Sellers’ operation of the Business or ownership of the Acquired Assets prior to the Effective Date, and (ii) any taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement (except as provided in Section 14.2);

(b) Any liability or obligation of either Seller under this Agreement or the other Transaction Documents;

(c) Any liability or obligation of either Seller relating to any Excluded Asset or any contract or agreement not assumed by Purchaser under Section 3.2;

(d) Any liability or obligation arising out of or relating to services provided by Sellers prior to the Effective Date (including any warranty claims relating thereto) other than to the extent assumed under Section 3.2;

(e) Any liability or obligation under any Assumed Contract that arises on or after the Effective Date but that arises out of or relates to any breach, nonperformance or other event or circumstance that occurred prior to the Effective Date;

(f) Any liability or obligation arising under any Seller employee benefit plan or any employment, severance, retention, or termination agreement with any employee of either Seller or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plan or benefit of any kind for either Seller’s employees or former employees or both;

(g) Any liability arising out of or relating to any employee grievance relating to such employee’s employment with either Seller whether or not the affected employees are hired by Purchaser;

(h) Any liability arising out of or related to Primal’s termination of its real estate lease or possession of real property; and

(i) Any liability or obligation related to any indebtedness or payable of Seller other than as specifically assumed by Purchaser pursuant to Section 3.2.

3.2 Specification of Liabilities Assumed.  On and subject to the terms and conditions of this Agreement, Purchaser agrees to assume and become responsible for all of the Assumed Liabilities on the Closing Date but effective as of the Effective Date.  “Assumed Liabilities” means the following liabilities and obligations of Sellers:

(a) All existing and future liabilities and obligations of Sellers under the Assumed Contracts (as defined on Schedule 3.2 attached hereto), including without limitation all liabilities and obligations arising on or after the Effective Date (but excluding any liability or obligation arising out of or relating to a breach of any Assumed Contract that occurred or, with the giving of notice or lapse of time, or both, would have occurred prior to the Effective Date);

(b) All liabilities and obligations of Sellers arising out of, relating to, or in connection with its prepaid but undelivered maintenance obligations due for periods after the Effective Date under the Assumed Contracts with Bresnan, Hutchinson, and Westel, it being understood and agreed that the fees for such services have already been paid by such customers to either or both Sellers and Sellers are transferring the fees to Purchaser as the Prepaid Customer Funds;

(c) All liabilities resulting from the ownership, use, operation or maintenance of the Acquired Assets by Purchaser, or the conduct of the Business by Purchaser, arising on or after the Effective Date, except to the extent otherwise provided for under this Agreement; and

(d) All liabilities and obligations arising on or after the Effective Date in connection with the Transferred Resources, other than office rent, utilities, and other normal recurring costs and expenses incurred to March 31, 2009 in connection with Sellers’ providing any of the Transferred Resources in accordance with this Agreement.

ARTICLE 4
CLOSING DATE

4. Closing Date.

4.1 Closing Date.  Provided that all conditions precedent set forth in this Agreement have been satisfied or waived, the closing of the transactions contemplated hereby (the “Closing”) shall occur on January 15, 2009 (the “Closing Date”) or such other date mutually agreed upon by the Parties.  The Closing shall be held on the Closing Date at 10:00 a.m. PST at the offices of Bryan Cave LLP, located at 3161 Michelson Drive, Suite 1500, Irvine, California 92612, unless another time or place is mutually agreed upon by the Parties.

4.2 Date of Transfer.  Provided that the Closing occurs, it is the intent of the Parties that the Acquired Assets be transferred to Purchaser effective as of 12:00:01 a.m. on the Effective Date.  Further,

the Assumed Liabilities shall be transferred to and assumed by Purchaser effective as of 12:00:01 a.m. on the Effective Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS

5. Representations and Warranties of Sellers.  As a material inducement to Purchaser to enter into this Agreement, each Seller jointly and severally makes the following representations and warranties to Purchaser, each of which such Seller represents to be true and correct as of the Effective Date (unless otherwise stated) and will be true and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article 5), except as set forth in the disclosure schedules accompanying this Agreement (the “Disclosure Schedules”).  The Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 5, and the disclosure in any paragraph shall qualify other paragraphs in this Article 5 to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

5.1 Organization and Qualification.  Primal is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own or use its property that it now owns or uses in connection with Primal’s Business as it is now being conducted.

5.2 Authorization and Validity.  Each Seller has the requisite power and is (or shall be as of the Closing) duly authorized to execute, deliver and perform the terms of this Agreement and to execute, deliver and perform its obligations under the documents required at the Closing pursuant to Article 11 and any other documents executed and/or delivered in connection herewith or therewith, including without limitation any exhibits or schedules hereto or thereto (collectively, the “Transaction Documents”).  This Agreement and the other Transaction Documents to which each Seller is a party are, or will be upon execution, legal, valid and binding obligations of such Seller, duly enforceable against such Seller according to their respective terms, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

5.3 Title to Trademarks.  Primal owns and possesses good title to the following trademarks:  Connect CCB (Serial No. 76089883); Out Front (Serial No. 75694432); Primal Access IM (Serial No. 76037945); Primal Connect CCB (Serial No. 76088999); KPIPAK (Serial No. 78638828); and Primal (Serial No. 75694434).  WBS owns and possesses good title to the following trademarks:  Creditwatch  (Serial Nos. 74358508 and 74358507).  Sellers have complied, in all material respects, with all currently outstanding source license requirements.  Sellers have not assigned, transferred, or conveyed any of their respective rights in and to any of the Intellectual Property, except in favor of Purchaser under this Agreement and except as set forth on Section 5.3(a) of the Disclosure Schedules.  Sellers have not assigned, transferred, conveyed or encumbered, or suffered any encumbrance of their respective rights in and to any of the Acquired Assets (other than the Intellectual Property) except in favor of Purchaser under this Agreement and except as set forth on Section 5.3(b) of the Disclosure Schedules.

5.4 Approval by Special Committee of the Board and Shareholders. A special committee of Primal’s Board of Directors, the holders of at least a majority of Primal’s voting stock, and the holders of at least a majority of WBS’ voting stock have (or, with respect to such stockholders, prior to the Closing

Date will have) duly and validly authorized and approved the Transaction Documents.  In its deliberations, the special committee has sought advice of qualified experts, has carefully deliberated and has independently arrived at its conclusions that the transactions contemplated in this Agreement are fair and reasonable to the Sellers and their respective stakeholders and that the consideration described in Section 2 constitutes full and fair value for the Acquired Assets.

5.5 Creditors.  To Sellers’ current actual knowledge, no creditor of either Seller has claimed, orally or in writing, that any default, breach or nonperformance has occurred or shall occur on account of the anticipated purchase and sale of the Acquired Assets.

5.6 Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Article 5, neither Seller makes any representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including without limitation the Acquired Assets), liabilities or operations (including without limitation the Assumed Liabilities), with respect to the condition, merchantability, suitability or fitness for a particular purpose, with respect to its rights, title, and interest in and to any of its assets (including without limitation the Acquired Assets), with respect to the accuracy or completeness of any information regarding either Seller, the Business, Acquired Assets or Assumed Liabilities, or with respect to the enforceability, validity, legality or authorization of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, and any such other representations or warranties are hereby expressly disclaimed.  Purchaser hereby acknowledges that, except to the extent specifically set forth in this Article 5, Purchaser is purchasing the Acquired Assets on a “as-is, where-is” basis.  Without limiting the generality of the foregoing, neither Seller makes any representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

6. Representations and Warranties of Purchaser.  As a material inducement to Sellers to enter into this Agreement, Purchaser makes the following representations and warranties to Sellers, each of which Purchaser represents to be true and correct as of the Effective Date (unless otherwise stated) and will be true and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article 6):

6.1 Organization.  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with all necessary corporate power and authority to own or use its property that it now owns or uses and to carry on its business as it is now being conducted.

6.2 Authorization and Validity.  Purchaser has the requisite power and is duly authorized to execute, deliver and perform the terms of this Agreement and to execute, deliver and perform its obligations under the Transaction Documents.  This Agreement and the other Transaction Documents are, or will be upon execution, legal, valid and binding obligations of Purchaser, duly enforceable against Purchaser according to their respective terms, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

6.3 Purchaser’s Due Diligence.  Purchaser represents, warrants, covenants and agrees that (a) certain founders and officers of Purchaser were, through and including the Closing Date, long-standing executive officers of Sellers who had access to and were intimately familiar with financial and other material information regarding Sellers; (b) therefore, Purchaser has (i) a preexisting personal or business relationship with the Company or one or more of its officers, directors, or control persons and (ii) by reason of the business or financial experience of Purchaser’s founders, officers, and advisors who are unaffiliated with and who are not compensated, directly or indirectly, by either Seller, Purchaser is capable of evaluating the risks and merits of this investment and of protecting Purchaser’s own interests in connection with the Transaction Documents; (c) Purchaser has received and reviewed all information that Purchaser considers necessary or appropriate for deciding whether to execute, deliver, and perform the Transaction Documents and the transactions contemplated thereby; and (d) Purchaser has had an opportunity to ask questions and receive answers from Sellers and their respective officers and employees regarding the Business, financial affairs and other aspects of Seller and has further had the opportunity to obtain any information (to the extent either Seller possesses or can acquire such information without unreasonable effort or expense) which Purchaser deems necessary to evaluate the Transaction Documents and the transactions contemplated thereby and to verify the accuracy of the representations, warranties, covenants, and agreements set forth in the Transaction Documents and of information otherwise provided to Purchaser.

6.4 Adequate Capitalization.  Purchaser represents, warrants, and agrees that it is willing and able (financially and otherwise) to, and hereby does, assume all of the Assumed Liabilities.  Purchaser further represents, warrants, and agrees that it has the financial means to satisfy all obligations reasonably and ordinarily relating to the Acquired Assets and Assumed Liabilities and to fully and timely satisfy its obligations under the Transaction Documents, and that, as of the Effective Date and also immediately after giving effect to the transactions contemplated by the Transaction Documents (the “Contemplated Transactions”), Purchaser, to its actual knowledge, shall have adequate capital resources to carry on its businesses.

ARTICLE 7
PRE-CLOSING COVENANTS

7. Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the Effective Date and the Closing.

7.1 General.  Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in Articles 9 and 10, below).

7.2 Full Access.  Sellers will permit representatives of Purchaser (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Acquired Assets and Assumed Liabilities.  Purchaser will treat and hold as such any Confidential Information it receives from either Seller in the course of the reviews contemplated by this Section 7.2, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers all tangible embodiments (and all copies) of the Confidential Information that are in its possession.  Restrictions on use or disclosure by Purchaser of such Confidential Information shall terminate on and as of the Closing Date.  “Confidential Information” means all information regarding a Party’s business or affairs, including, without limitation, the Software, business concepts, processes, methods, systems, know-how, devices, formulas, product specifications, marketing methods, prices, customer lists, methods of operation, or other information, whether in oral, written, or electronic form, that is either designated as confidential or that is disclosed under circumstances such that a reasonable person would know it is confidential.  The following information will not be deemed Confidential Information:  (i) information that is or becomes publicly available through no fault of the Party obligated to keep it confidential; (ii) information with regard to the other Party that was rightfully known by a Party prior to commencement of discussions regarding the subject matter of the Agreement; (iii) information that was independently developed by a Party without use of the Confidential Information; and (iv) information rightfully disclosed to a Party by a third party without continuing restrictions on its use or disclosure.

7.3 Notice of Developments.  Sellers may elect at any time to notify Purchaser of any development causing a breach of any of the representations and warranties in Article 5 above.  Unless Purchaser has the right to terminate this Agreement pursuant to Section 13.1(b) below by reason of the development and exercises that right within the period of ten (10) business days referred to in Section 13.1(b) below, the written notice pursuant to this Section 7.3 will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Article 5 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

7.4 Employees; Indemnification; Directors’ and Officers’ Insurance.  Prior to the Closing, Purchaser shall offer employment to those employees of either Seller listed on Schedule 7.4 attached hereto, effective upon the Closing and Purchaser shall not restrict or withdraw any such offer of employment on or prior to the Closing.  Such employment for all such employees other than Joseph Simrell and Bob Richardson shall be at not less than each employee’s respective monthly salary as in effect in connection with his/her employment with either Seller on the Closing Date.  To the extent the persons listed on Schedule 7.4 attached hereto become employees of Purchaser effective upon the Closing (the “Transferred Employees”), the Parties agree that all of Sellers’ obligations with respect to such persons shall terminate effective as of the Closing, subject to payment by Sellers of all compensation of such employees accrued up to and including the Closing Date which remains unpaid thereat (e.g., accrued but unpaid salary, incentive compensation, and expense reimbursements and accrued but unused vacation).  Each Seller also agrees that (a) such Seller remains responsible for (i) all currently existing contractual indemnification obligations of such Seller in favor of Joseph Simrell and Bob Richardson and (ii) all statutory indemnification obligations which exist under applicable law for Joseph Simrell, Bob Richardson, and all other Transferred Employees, in each case relating to, arising out of, or in connection with acts or omissions by such persons prior to the Closing Date and while a director or employee of such Seller and (b) such Seller shall use commercially reasonable efforts to maintain tail directors’ and officers’ liability insurance coverage in effect for a reasonable period following the Closing Date as reasonably determined by such Seller.

ARTICLE 8
POST-CLOSING COVENANTS

8. Covenants of the Parties.

8.1 Taxes.  Except as otherwise specifically provided in Section 14.2, all taxes incurred by each respective Party shall be payable only by that Party; provided that Sellers shall include the income of the Business (including income relating to services or Software provided by Sellers under the Assumed Contracts or relating to the Acquired Assets prior to the Effective Date) on their income tax returns, and Purchaser shall include the income of its business (including income relating to services or Software provided by Purchaser under Assumed Contracts or relating to the Acquired Assets on or after the Effective Date) on its income tax returns, except to the extent such income is remitted to the other Party pursuant to the terms of this Agreement.  Purchaser and Sellers shall each be responsible for their own tax liabilities, if any, for payments received and retained by it.  If revenues are received by one Party and then remitted to the other Party in accordance with this Agreement, the Party ultimately receiving and retaining the payment shall incur tax liability to the extent of the amount of the payment it receives and retains.  If one Party incurs an expense and the other reimburses the first Party in accordance with this Agreement, the reimbursing Party shall be entitled to any tax deduction for the expense.  The Parties shall consult from time to time and cooperate to appropriately account for the tax liabilities.

8.2 Public Announcements.  Following the Closing, Purchaser and Sellers will make an announcement regarding the transaction contemplated by this Agreement in a mutually agreed upon form; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.  Notwithstanding the foregoing, no Party will be prevented at any time from disclosing any information that is publicly available, from furnishing any required information to any governmental body or from complying with that Party’s legal obligations, provided that it gives reasonable advance notice of such action to the other Party.

8.3 Management Services.

(a) Purchaser agrees to provide such management services to Sellers as Sellers may require to assist Sellers to fulfill Sellers’ respective obligations, under the Retained Liabilities and to exercise all of Sellers’ respective rights under their respective Excluded Assets as Sellers may reasonably request from time to time (the “Management Services”), including (i) providing all Purchaser personnel and services, and supervising and managing Sellers’ personnel, as is necessary to satisfy all obligations and duties of Primal under that certain Transition Agreement entered into as of October 24, 2008, by and between Time Warner Cable Inc. and Primal, as such agreement may be amended from time to time (the “Time Warner Transition Agreement”); and (ii) providing all Purchaser personnel and services necessary for day-to-day operation of Sellers and conduct of their respective wind-down activities through and including March 31, 2009.  Nothing in this Section 8.3 shall be deemed or interpreted to mean that Purchaser has assumed any Retained Liabilities in connection with its provision of the Management Services.

(b) As consideration for Purchaser’s provision of the Management Services, Sellers, jointly and severally hereby agree to pay Purchaser a management fee in the aggregate amount of $277,790, payable in two installments:  (i) the first installment of $138,895 shall be paid by Sellers at the Closing by check or wire transfer of immediately available funds, and (ii) the second installment of $138,895 shall be paid by Sellers on or prior to the thirtieth (30th) day following the Closing Date; provided, that in the event the term of the Time Warner Transition Agreement is extended beyond February 28, 2009 and Management Services relating to such extension are requested by Sellers and provided by Purchaser, Sellers shall pay Purchaser an additional fee equal to one hundred percent (100%) of all services revenue and seventy percent (70%) of all license fees earned and received by Sellers after February 28, 2009 under such extension promptly after receipt by Sellers of such services revenue and/or license fees from Time Warner Cable Inc. under such extension.

(c) The Parties agree that, in connection with rendering the Management Services pursuant to this Section 8.3, from and after the Closing Date through and including March 31, 2009 (subject to earlier termination in the event Sellers no longer have any right to occupy or use such office space), Purchaser shall be entitled to use Sellers’ office space located at their principal place of business as of the Effective Date and Sellers’ general office facilities and equipment located thereat, in both cases without payment of any rent or utilities charges relating to such use; provided that Purchaser shall comply with Sellers’ workplace policies and procedures during such use.

8.4 Further Consents to Assignment.  To the extent that the assignment of any of the Assumed Contracts or transfer of any Acquired Asset shall require the consent of any other party, and the Closing shall occur notwithstanding the failure to have obtained such consent prior to the Closing, this Agreement shall not constitute a contract by either Seller to assign or transfer the same until such consent is obtained.  Purchaser shall, at its own expense, use its commercially reasonable efforts after the Effective Date to obtain any consent necessary to such assignment, and Sellers shall fully cooperate with

Purchaser at Purchaser’s expense in connection therewith.  If any such consent is not obtained, (a) this Agreement shall not constitute or be deemed to be a contract to assign the same if an attempted assignment without such consent would constitute a breach of such item or create in any party thereto the right or power to cancel or terminate such contract or assert any right or control over any Acquired Asset, and (b) Purchaser shall cooperate at its expense (and Purchaser will promptly reimburse Sellers to the extent of any expenses incurred by Sellers pursuant to such agreement) in any reasonable arrangement designed to provide Purchaser the use or benefit, monetary or otherwise, of Sellers’ rights under such contract or Acquired Asset; provided that if no consent can be obtained with respect to an Assumed Contract and/or an assignment of any Assumed Contract cannot be made, in lieu of such assignment, (i) Purchaser shall act as a subcontractor of Sellers in connection with such Assumed Contract, shall provide all Software and services in connection with such Assumed Contract, and shall indemnify Sellers for all services rendered as a subcontractor and all risks, liabilities and obligations arising under such Assumed Contract with respect to the services provided by Purchaser; (ii) Sellers shall notify the customer with whom the Assumed Contract was entered into that Purchaser is a subcontractor of Sellers for such Assumed Contract; and (iii) Sellers shall promptly remit to Purchaser all payments received from such customer relating to the services performed by Purchaser as subcontractor under said Assumed Contract, less withholding by such Seller for any applicable taxes.  Sellers and Purchaser hereby acknowledge and agree that they believe that each of the Assumed Contracts requires the consent of the Transferred Customer in order to be assigned to Purchaser.

8.5 Assumed Obligations; Renewal of Assumed Contracts.  Purchaser shall pay, perform and discharge when due the Assumed Liabilities.  Purchaser hereby covenants that it will take all commercially reasonable actions necessary or advisable to fulfill all express obligations of Sellers under the Assumed Contracts.  Purchaser further agrees that, in the event Trophy Technologies, Inc., a Michigan corporation (hereinafter “Rural”) satisfies its outstanding financial obligations under the Settlement Agreement and Mutual General Release dated December __, 2007 entered into between Primal and Rural and desires to implement a Master Software License Agreement with Purchaser substantially in the form of Exhibit A attached to said settlement agreement, Primal hereby assigns to Purchaser all of Primal’s rights to enter into such Master Software License Agreement with Rural, and thereafter Purchaser shall use all commercially reasonable efforts to fulfill all its obligations under said agreement, and in such case Purchaser shall be entitled to all payments from Rural under said Master Software License Agreement and any payment under said settlement agreement.  Purchaser further agrees and covenants that, when any Assumed Contract existing as of the Closing is proposed to be extended, renewed, modified, assigned or otherwise transferred (including without limitation entering into a new or successor agreement with Alcatel, Brighthouse, and any other customer whose contract with either Seller is an Assumed Contract), Purchaser shall use its commercially reasonable efforts to require such customer or its assignee to enter into a new agreement with Purchaser to which neither Seller is a party.

8.6 Anti-Sandbagging.  Notwithstanding anything to the contrary contained in this Agreement (including without limitation Sellers’ failure to disclose any matter required to be disclosed on any Disclosure Schedule hereto), Purchaser agrees that no representation or warranty of either Seller in this Agreement or in any other Transaction Document shall be deemed to be untrue or incorrect, and Sellers shall not be deemed to be in breach thereof, if Joseph Simrell and/or Bob Richardson had knowledge on the Effective Date or the Closing Date, as applicable, of any such undisclosed matter or that any such representation or warranty was untrue or incorrect.

8.7 Upsell Projects.  In the event that, between the Effective Date and February 28, 2009, Purchaser (a) sells and performs any upsell project for any Transferred Customer (as Transferred Customer is defined on Schedule 3.2 attached hereto), (b) is engaged, or assists Seller to become engaged, for any other project for Time Warner Cable Inc. other than under the Time Warner Transition

Agreement as it exists on the Closing Date, or (c) sells and performs any other customer projects or services of Sellers which have not been commenced as of the Effective Date or are continuing after the Effective Date, then in each such case, Purchaser may request the assistance or services of any then-current employee of either Seller in connection with such project; provided that Purchaser shall pay such Seller $90.00 for each hour (pro-rated for a fraction thereof) that an employee of such Seller provides such assistance or services, as indicated on time-keeping records maintained by each such employee.  Such Seller shall remit to Purchaser, promptly upon the earlier of completion of any such project or February 28, 2009, an invoice for such Seller-employee time, and Purchaser shall pay such invoice promptly upon receipt by Purchaser of payment for such upsell project from the Transferred Customer.  In addition, to the extent that either Seller receives payment for any such project directly from the customer, such Seller shall remit such amount to Purchaser, subject to offset for payment of amounts otherwise payable by Purchaser in accordance with the previous sentence.

8.8 Disclaimer.  Purchaser hereby agrees that, following the Effective Date, Sellers shall have no obligations to Purchaser or any third party relating to the subject matter hereof except as expressly provided in this Agreement.  Purchaser further agrees that neither Seller nor any of their respective subsidiaries, affiliates, or representatives will have or be subject to any liability of Purchaser or any other person or entity resulting from the distribution in any form to Purchaser, or Purchaser’s use, of any information regarding either Seller, the Business, the Acquired Assets, or Assumed Liabilities.  In connection with Purchaser’s investigation of Sellers and the Business, Purchaser may have received from or on behalf of Sellers certain estimates, projections, forecasts and plans.  Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against Sellers with respect thereto.

8.10 Purchaser Insurance.  Purchaser hereby covenants and agrees that it will maintain the types of insurance coverage in at least the amounts and at least at the levels required to be maintained by Sellers under the Assumed Contracts in the calendar year immediately preceding the Closing.

8.11 Adequate Capitalization.  Purchaser hereby covenants and agrees to use commercially reasonable efforts to maintain working capital in an amount sufficient to conduct its business and fulfill all of its obligations under this Agreement and the other Transaction Documents.

8.12 Continuing Cooperation.  To the extent either Seller receives any payment under the Assumed Contracts for (a) customer services provided by Purchaser following the Effective Date, including any services provided by Purchaser in 2009 following the Effective Date relating to or in connection with LOEs (consulting statements of work) entered into by such Seller in 2008 (all of which are listed on Schedule 8.12 attached hereto or (b) Software for periods following the Effective Date, such Seller will promptly remit such payment to Purchaser by check or wire transfer of immediately available funds, subject to withholding by such Seller required under law for any applicable taxes.

ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
SELLER

9. Conditions Precedent to the Obligations of Sellers.  The obligations of each Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all of the following conditions, each of which shall be deemed independent, severable, and waivable in whole or in part at the option of Sellers:

9.1 Correctness of Representations and Warranties.  All representations and warranties of Purchaser in this Agreement and the other Transaction Documents shall be true and accurate in all material respects at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

9.2 Performance of Obligations.  All of the covenants, agreements, and conditions of Purchaser contained in the Transaction Documents and required to be performed, complied with, or satisfied by it on or before the Closing shall have been performed, complied with, or satisfied in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “material adverse effect,” in which case Purchaser shall have performed and complied with all of such covenants (as so written, including the term “material” or “material”) in all respects through the Closing.

9.3 Delivery of Instruments.  Sellers shall have received from Purchaser the documents set forth in Section 11.2 as well as a certificate from Sellers’ Chief Executive Officer in form and substance reasonably acceptable to Sellers.

9.4 Consents and Approvals.  All approvals and consents required to be obtained with respect to the transactions contemplated under the Transactions Documents shall have been received.

9.5 Approval of Sellers’ Stockholders.  Sellers shall have received the approval or consent of their respective stockholders as required under applicable law.

9.6 Transferred Employee Waivers.  Sellers shall have received from each of the Transferred Employees a severance agreement and general release and waiver with respect to any rights or claims each such employee may have against Sellers in connection with his/her employment with either Seller (“Employee Waivers”), excluding accrued but unpaid salary and incentive compensation and accrued but unused vacation as of the Closing Date which will be paid on or prior to the Closing Date by the Seller that is such employee’s employer and excluding any rights or benefits that survive the Effective Date in accordance with the express terms of Section 7.4.

9.7 No Litigation.  No action or proceeding shall be threatened or pending against Purchaser that has resulted or is likely to result in a judgment, decree, injunction, or order that would prevent or make unlawful the consummation of the transactions under this Agreement.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

10. Conditions Precedent to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all of the following conditions, each of which shall be deemed independent, severable, and waivable in whole or in part at the option of Purchaser:

10.1 Correctness of Representations and Warranties.  All representations and warranties of Sellers contained in the Transaction Documents shall be true and accurate in all material respects at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

10.2 Performance of Obligations.  All of the covenants, agreements, and conditions of Sellers contained in the Transaction Documents and required to be performed, complied with, or satisfied by it on or before the Closing shall have been performed, complied with, or satisfied in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “material adverse effect,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “material”) in all respects through the Closing.

10.3 Delivery of Instruments.  Purchaser shall have received from Sellers the documents set forth in Sections 11.1(a) and 11.1(c).

10.4 Consents and Approvals.  All approvals and consents required to be obtained with respect to the transactions contemplated under the Transaction Documents shall have been received, including the approval or consent of SSF, as may be required under any of their agreements with Sellers, and of any customer, as may be required under the terms of any Assumed Contract.

10.5 Approval of Sellers’ Stockholders.  Sellers shall have received the approval or consent of their respective stockholders as required under applicable law.

10.6 No Litigation.  No action or proceeding shall be threatened or pending against either Seller that has resulted or is likely to result in a judgment, decree, injunction, or order that would prevent or make unlawful the consummation of the transactions under this Agreement.

ARTICLE 11
CLOSING DELIVERIES

11. Closing Deliveries.

11.1 Seller’s Deliveries.  In connection with and at the time of the Closing, each Seller shall deliver to Purchaser the following:

(a) Deliverable Documents.  The following, duly executed by such Seller, to the extent such Seller is a party to such agreement:

(i) This Agreement;

(ii) A bill of sale relating to the Acquired Assets in form and substance reasonably acceptable to the Parties;

(iii) Any and all documents necessary for valid, legal transfer of marketable title to any titled Acquired Assets, including, but not limited to, equipment and fixtures included in the Acquired Assets;

(iv) An assignment and assumption of the Assumed Contracts and Assumed Liabilities executed by Sellers and Purchaser in form and substance reasonably acceptable to the Parties;

(v) A license agreement relating to Sellers’ use for the limited purpose of customer support obligations during the contractual support period of the Software (the “License Agreement”) in form and substance reasonably acceptable to the Parties;

(vi) Employee Waivers signed by each of the Transferred Employees in form and substance reasonably acceptable to the Parties;

(vii) A certificate of the Chief Executive Officer of Sellers in favor of Sellers in form and substance reasonably acceptable to Sellers; and

(vii) All other instruments and documents required to consummate the transactions contemplated by the Transaction Documents.

(b) Acquired Assets.  Full possession or control of each of the Acquired Assets owned by such Seller, in the manner as set forth in this Agreement or in such other manner reasonably acceptable to the Parties.

(c) Corporate Action.  Executed resolutions or a written consent of the (i) board of directors of each Seller, (ii) holders of at least a majority of the outstanding voting stock of each Seller, and (iii) special committee of the board of directors of Primal, in each case, authorizing the transactions contemplated hereby.

11.2 Purchaser’s Deliveries.  In connection with and at the time of the Closing, Purchaser shall deliver to Sellers executed copies of each of the documents listed in Section 11.1(a), to the extent that Purchaser is a party to such document; and executed resolutions of the board of directors of Purchaser authorizing the transactions contemplated hereby.  Purchaser shall cause to be delivered to Sellers Employee Waivers signed by each of the Transferred Employees in form and substance reasonably acceptable to the Parties.

ARTICLE 12
SURVIVAL AND INDEMNIFICATION; REMEDIES

12. Survival and Indemnification; Remedies.

12.1 Survival of Representations, Warranties, Covenants and Agreements.  All of the representations and warranties of Sellers shall survive the Closing hereunder (unless Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year thereafter.  All of the representations and warranties of Purchaser shall survive the Closing hereunder (unless the members of the special committee of the board of directors of Primal knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year thereafter.  The covenants and agreements of the Parties contained in this Agreement shall, subject to the express terms thereof, survive the Closing.

12.2 Indemnification Provisions for Purchaser’s Benefit.

(a) If the Closing occurs, and provided that Purchaser makes a written claim for indemnification against Sellers pursuant to Section 14.4 below within the survival period (if there is an applicable survival period pursuant to Section 12.1 above), which written claim must specify the factual basis of the claim, the amount of such claim (if known) and the method of computation of such claim, all with reasonable specificity, Sellers, jointly and severally, shall indemnify and hold Purchaser harmless against all Adverse Consequences Purchaser has suffered or shall suffer relating to, arising from, or in connection with: (a) the failure of either Seller to perform its respective covenants, agreements, and obligations under this Agreement or any other Transaction Document; (b) the breach of any representation or warranty made by either Seller under this Agreement or any other Transaction Document; (c) any liability or other obligation of either Seller whatsoever, real or alleged, previously, currently, or hereafter arising, not specifically assumed by Purchaser under Section 3.2 of this Agreement or any other Transaction Document; (d) operation of the Business by Sellers or Sellers’ ownership or use of the Acquired Assets prior to the Effective Date, other than the Assumed Liabilities (for which Purchaser will be obligated pursuant to the terms of this Agreement); (e) employment of the Transferred Employees on or prior to the Closing Date; and (f) destruction, damage, or loss of any physical property owned or leased by Purchaser resulting from Sellers’ negligence in their use or occupation of Sellers’ principal place of business as provided herein; provided that in no event shall Sellers indemnify Purchaser for any Adverse Consequences suffered by Purchaser arising out of, relating to or in connection with any conflict or breach of, or consent required to be obtained pursuant to, any other agreement or obligation of Sellers (including without limitation the Assumed Contracts) arising out of, relating to, or occurring in connection with this Agreement, any other Transaction Document, or the transactions contemplated hereby or thereby.  For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (excluding, except as otherwise provided in this Agreement, all incidental, consequential, special, enhanced and punitive damages), dues, penalties, fines, costs (including costs of investigation and defense, court costs and attorneys’ fees), amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees.

(b) Sellers shall not have any obligation to indemnify Purchaser from and against, and shall have no liability with respect to, any Adverse Consequences caused by the breach of any representation or warranty of Sellers unless and until the total amount of Adverse Consequences suffered by Purchaser with respect to all such breaches exceeds USD $10,000 (the “Bucket”), and then only to the extent that such Adverse Consequences exceed the Bucket.

(c) In no event shall the aggregate obligation of Sellers to indemnify Purchaser for any Adverse Consequences caused by the breach of any representation or warranty of Sellers exceed the value of the transactions contemplated hereunder (the “Cap”).

(d) Purchaser agrees that in the event of any breach giving rise to an indemnification obligation of Sellers hereunder, Purchaser shall take and cause its affiliates to take, or cooperate with Sellers, if so requested by Sellers, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability).

(e) Purchaser agrees that no claim of indemnification hereunder shall form the basis of or be asserted as a defense or right of offset against any Royalties payable by Purchaser hereunder, all of which are hereby waived to the maximum extent permitted by applicable law.

12.3 Indemnification Provisions for Sellers’ Benefit.  If the Closing occurs, and provided that either Seller makes a written claim for indemnification against Purchaser pursuant to Section 14.4 below within the survival period (if there is an applicable survival period pursuant to Section 12.1 above), which written claim must specify the factual basis of the claim, the amount of such claim (if known) and the method of computation of such claim, all with reasonable specificity, Purchaser shall indemnify and hold Sellers harmless against all Adverse Consequences either Seller has suffered or shall suffer relating to, arising from, or in connection with: (a) the failure of Purchaser to perform its covenants, agreements, and obligations under this Agreement or any other Transaction Document; (b) the breach of any representation or warranty made by Purchaser under this Agreement or any other Transaction Document; (c) services and activities performed by Purchaser under the Assumed Contracts on and following the Effective Date; (d) any Assumed Liabilities and any other liability or obligation of either Seller specifically assumed by Purchaser under this Agreement or any other Transaction Document (including without limitation any Adverse Consequences relating to, arising from, or in connection with Purchaser’s failure to render Management Services as provided herein in full satisfaction of Sellers’ obligations and liabilities under the Time Warner Transition Agreement and/or its failure to provide Management Services in accordance with the directives and guidance given by Sellers); (e) employment of the Transferred Employees following the Closing Date; (f) operation of the Business by Purchaser or Purchaser’s ownership or use of the Acquired Assets on and after the Effective Date (including without limitation infringement by Purchaser of any third party’s intellectual property or intellectual property rights arising out of, relating to, or in connection with use of the Intellectual Property, and all taxes arising with respect to periods beginning on or after the Effective Date); and (g) destruction, damage, or loss of any physical property owned or leased by Sellers resulting from Purchaser’s negligence in its use or occupation of Sellers’ principal place of business as provided herein; provided that in no event shall Purchaser indemnify Sellers for any Adverse Consequences either Seller has suffered or shall suffer arising out of, relating to or in connection with any conflict or breach of, or consent required to be obtained pursuant to, any other agreement or obligation of either Seller (including without limitation the Assumed Contracts) arising out of, relating to, or occurring in connection with this Agreement, any other Transaction Document, or the transactions contemplated hereby or thereby.

12.4 Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 12, then the Indemnified Party shall, if a claim is to be made against an Indemnifying Party under this Article 12, promptly (and in any event within five (5) business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.  Notwithstanding anything in the foregoing to the contrary, the failure of an Indemnified Party to give such notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of the matter giving rise to the Indemnified Party’s claim is prejudiced by the Indemnified Party’s failure to give or delay in giving such notice.

(b) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.  Should an Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense.

The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during with the Indemnifying Party has not assumed the defense thereof.

(c) Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 12.4(b) above, however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(d) In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

12.5 Determination of Adverse Consequences.  The amount of any and all Adverse Consequences under this Article 12 shall be determined net of (a) the net present value of any tax benefits reasonably expected to be realized (calculated using a discount rate of 7.25%) by any party seeking indemnification hereunder arising from the deductibility of such Adverse Consequences and (b) any amounts recovered or recoverable by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Adverse Consequences.  Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Adverse Consequences.  Sellers shall have no liability with respect to any Adverse Consequences that would have been covered by insurance had Purchaser maintained for the benefit of the Business and the Acquired Assets the same insurance coverage following the Closing that was in effect for the Business and the Acquired Assets immediately prior to the Closing.  Sellers shall be subrogated to all rights of Purchaser in respect of any Adverse Consequences borne by Sellers.  In no event shall Purchaser be entitled to recover or make a claim for any amounts in respect of exemplary, consequential, incidental, liquidated, or indirect damages, lost profits, or punitive, special, treble, or statutory damages or any other money damages that are not measured by and limited to the Indemnified Party’s actual direct damages resulting from such breaches and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Adverse Consequences; provided, however, that to the extent an indemnification claim arises hereunder as a result of a Third-Party Claim against an Indemnified Party, the Adverse Consequences shall be deemed to include incidental, consequential, special, enhanced, and punitive damages to the extent claimed by a third party against an Indemnified Party.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

12.6 Exclusive Remedy.  Purchaser and Sellers acknowledge and agree that, from and after the Closing, the foregoing indemnification provisions in this Article 12 shall be the sole and exclusive remedy of Purchaser and Sellers with respect to the transactions contemplated hereby.

ARTICLE 13
TERMINATION

13.  Termination.

13.1 Events of Termination.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) (i) by Purchaser if a material breach of any provision of this Agreement has been committed by Sellers (and not cured within 20 days of written notice if capable of cure) and such breach has not been waived; or (ii) by Sellers if a material breach of any provision of this Agreement has been committed by Purchaser (and not cured within 20 days of written notice if capable of cure) and such breach has not been waived;

(b) (i) by Purchaser if any of the conditions in Article 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with its obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c) by mutual consent of Purchaser and Sellers; or

(d) by either Purchaser or Sellers if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2009, or such later date upon which the Parties may agree.

13.2 Effect of Termination.  Each Party’s right of termination under Section 13.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 13.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 14
MISCELLANEOUS PROVISIONS

14. Miscellaneous Provisions.

14.1 Further Assurances.  Subject to the terms and conditions herein, each of the Parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

14.2 Taxes.  Purchaser shall pay all taxes arising out of the transfer of the Acquired Assets to Purchaser pursuant to this Agreement and the other transactions contemplated by this Agreement (including without limitation any sales taxes).

14.3 Expenses.  Each of the Parties shall pay all costs and expenses (including without limitation fees, costs and expenses of attorneys, accountants, brokers, finders, or advisors and the expenses of such Party’s representatives) incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by the Transaction Documents.

14.4 Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given as of the date of delivery if delivered in person, three business days after being mailed (certified, return receipt requested, postage prepaid), the next business day after deposit with a reputable overnight courier or the date of delivery via facsimile (if receipt of the facsimile is acknowledged by the receiving party):

(a)           If to Sellers, addressed to:

Primal Solutions, Inc.
Wireless Billing Systems
c/o Bryan Cave LLP
3161 Michelson Drive, Suite 1500
Irvine, CA  92612
Attention:  Brett J. Souza, Esq.
Fax:  949-223-7100

with a copy to (which copy shall not constitute notice):

Bryan Cave LLP
3161 Michelson Drive, Suite 1500
Irvine, CA  92612
Attention:  Brett J. Souza, Esq.
Fax:  949-223-7100

 (b)           If to Purchaser, addressed to:

BillWise, Inc.
15 Rue Cezanne
Coto de Caza, CA 92679
Attention:  Joseph R. Simrell
Fax:  (949) 484-4603

with a copy to (which copy shall not constitute notice):

The Yocca Law Firm LLP
19900 MacArthur Boulevard
Suite 650
Irvine, CA  92612
Attention:  Nicholas J. Yocca, Esq.
Fax:  949-203-6161

Either Party hereto may from time to time, by written notice to the other Party, designate a different address, which shall be substituted for the one specified above for such Party.

14.5 Attorneys’ Fees.  In the event of any controversy, claim or dispute between the Parties hereto arising out of or relating to this Agreement or any of the documents provided for herein, or the breach thereof, the prevailing Party shall be entitled to recover from the losing Party its reasonable attorneys’ fees, expenses, and costs incurred in connection with such controversy, claim, or dispute or any appeal thereof.

14.6 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.  Neither Party may assign this Agreement, voluntarily or by operation of law, without the prior written consent of the other Party, which it may deny in its sole discretion.

14.7 Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement.  Notwithstanding the foregoing, the SSF Entities shall be deemed to be express third-party beneficiaries of the provisions of Section 2.2 (other than Section 2.2(e)) and Section 12.2(e) and shall have the right to enforce such provisions directly against the parties hereto as if it were a party hereto.

14.8 Counterparts.  This Agreement may be executed in any number of counterparts, any of which may be transmitted by facsimile or via portable document format by other electronic means, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. However, this Agreement shall be ineffective for any purposes whatsoever unless or until executed by all Parties hereto.

14.9 Headings.  The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

14.10 Entire Agreement.  This Agreement (together with the Transaction Documents and the schedules and exhibits hereto and thereto) sets forth all of the agreements and understandings between the Parties hereto relating to the transactions contemplated hereby or thereby or the subject matter hereof, and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written.

14.11 Amendment; Waivers.  This Agreement may not be modified or amended, except in a writing signed by the Parties hereto.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  Notwithstanding the foregoing, no amendment, modification or waiver of the provisions of Section 2.2 (other than Section 2.2(e)) or Section 12.2(e) shall be effective without the express prior written consent of the SSF Entities.  Any purported amendment, modification or waiver in violation of the provisions of the immediately preceding sentence shall be null and void ab initio.

14.12 Severability.  In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and construed so as to best effectuate the intention of the Parties in executing it.

14.13 Interpretation.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.  The provisions of this Agreement, and the documents and instruments referred to herein, have been examined, negotiated, drafted, and revised by the Parties and no implication shall be drawn nor made against any Party hereto by virtue of the drafting of this Agreement.  The term “including” used herein shall mean “including without limitation.”  All amounts stated in this Agreement are in U.S. Dollars.  All payments made by Purchaser to Primal under this Agreement will be made in the U.S. and in U.S. Dollars.

14.14 Governing Law.  This Agreement shall be governed by, construed in accordance with and enforced under the laws of the State of California applicable to agreements executed and to be performed solely within such State.

14.15 Consent and Jurisdiction; Service.  Each party hereto irrevocably and unconditionally:  (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the state and federal courts sitting in the Orange County, California; (ii) consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed or have caused a duly authorized representative to execute this Agreement all as of the day and year first above written.

SELLER:	PURCHASER:
Primal Solutions, Inc., a Delaware corporation	BillWise, Inc., a California corporation

By: /s/ John E. Rehfeld Name: John E. Rehfeld Its: Authorized Person	By: /s/ Joseph R. Simrell Name: Joseph R. Simrell Its: President

Wireless Billing Systems, a California corporation

By: /s/ John E. Rehfeld Name: John E. Rehfeld Its: Authorized Person

SCHEDULE 1.1

Acquired Assets

Transferred Resources

Asset #	Make/Mdl
11737	IBM ThinkPad T40
11947	IBM ThinkPad T43p
11810	IBM ThinkPad T42
11755	IBM ThinkPad T40
11739	IBM ThinkPad T40
11948	IBM ThinkPad T42
11812	IBM ThinkPad T42
11841	IBM ThinkPad T42
11808	IBM ThinkPad T42
11740	Dell Inspiron 8500
11747	IBM ThinkPad X31
Apple Powerbook Pro (2)
11741	HP Proliant ML570
12017	No-name brand
12016	HP Proliant DL360
11824	HP Proliant DL380
11825	HP Proliant DL380
HW068	Dell PowerEdge 750
HW069	Dell PowerEdge 750
HW072	Dell PowerEdge 750
11967	Sun V240
11776	Sun V240
11929	Sun V240
11826	Sun V240
12055	Sun V440
11939	Sun V100
11934	Sun V210
11829	SunBlade 150
11828	SunBlade 150
11936	Sun V120
HW083	Dell Dimension XPS Gen 4
HW080	Dell Dimension XPS Gen 4
HW082	Dell Dimension XPS Gen 4
HW081	Dell Dimension XPS Gen 4
HW076	Dell Dimension XPS Gen 4
HW075	Dell Dimension XPS Gen 4

Asset #	Make/Mdl
HW077	Dell Dimension XPS Gen 4
HW123	Dell PowerEdge 1800
HW124	Dell PowerEdge 1800
HW125	Dell PowerEdge 1800
HW126	Dell PowerEdge 1800
11762	Dell Dimension XPS Gen 2
11760	Dell Dimension XPS Gen 2
11761	Dell Dimension XPS Gen 2
11768	Dell Dimension XPS Gen 2
HW056	Dell Dimension 4700
12039	IBM ThinkPad Dock
12040	IBM ThinkPad Dock
12041	Dell Docking Station
11813	Dell 3300MP Overhead Projector
11732	Dell 3200MP Overhead Projector
HW085	Dell 3300MP Overhead Projector
12044	Protocol Analyzer
12018	Cybex Autoview Commander
12019	Cybex Autoview Commander
HW118	Dell 17” FPD
11855	Dell 17” FPD
HW117	Dell 17” FPD
11928	Dell 17” FPD
11972	Samsung 22” FPD
11959	Dell 24” FPD
11853	Dell 17” FPD
11960	Dell 17” FPD
12037	Dell 17” FPD
HW119	Dell 17” FPD
11968	Dell 17” FPD
11975	Samsung 20” FPD
HW079	Dell 17” FPD
HW078	Dell 17” FPD
12038	Dell 17” FPD
HW116	Dell 17” FPD
11973	Samsung 20” FPD
11989	Microsoft Bluetooth Kbd/Mouse
11980	Apple Wireless Keyboard
11976	Treo 755p
11978	Treo 755p
11680	HP LaserJet 1200

2

Asset #	Make/Mdl
11757	HP LaserJet 1300
11778	HP LaserJet 1300
11734	HP LaserJet 1200
HP Color LaserJet CP1518ni
12009	Telco Rack (qty 1)
Computer Rack
Linksys WRT54G Wireless
LinkSys WAP54GP Wireless
LinkSys WAP54GP Wireless
LinkSys WAP54GP Wireless
LinkSys WAP54GP Wireless
12053	Sun StorEdge 3520 Array
11931	Sun StorEdge A1000 Array
12012	Dell PowerConnect 2624
12013	Dell PowerConnect 2124
12022	Dell PowerConnect 2624
HW060	Cisco Catalyst 3550
HW061	Cisco Catalyst 3550
11833	Cisco PIX 515E
11834	Cisco PIX 515E
11995	APC Smart UPS 5000
Minuteman Enterprise E750 UPS
12000	APC AP9211 Masterswitch PDU
12002	APC AP9211 Masterswitch PDU
Cisco Phones: (15 units)
Quartet Electronic Whiteboard
Desks (12 offices)
Chair (12 offices)
Cradenza (12 offices)
File Cabinets (finance/HR)
White Boards (12 offices)
Book Case(s) (12 offices)
Couch/Lounge Chairs (2 exec offices)
End Tables 9 2 exec offices)
Fire Safes (finance/HR)
File Cabinets (finance/HR)
War Room Tables & Chairs
Round Tables & Chairs
Folding Tables - work tables
Office Equipment - miscellaneous

3

Asset #	Make/Mdl
Supplies - misc office
Sales/Tradeshow booth
Computer cables and parts

The Parties acknowledge and agree that the Acquired Assets do not include six computers, printers, and monitors included in the list above, the ownership of which is being transferred to the Transferred Employees in connection with their separation of employment from Sellers.

4

SCHEDULE 1.3

Liens and Liabilities

(a)  Assignments, Transfers, and/or Conveyances of the Intellectual Property:

Sellers make no representations or warranties with respect to any Intellectual Property except as set forth in the first, second, third, and fourth sentences of Section 5.3.  Notwithstanding the foregoing, and without making any other representation or warranty:

•   TransAmerica Business Credit Corporation has a security agreement in place on the Creditwatch (Serial Nos. 74358508 and 74358507) trademarks of WBS, which was granted by Subscriber Computing, Inc., the prior owner of the marks.

•   TransAmerica Business Credit Corporation also has a security interest on U.S. patent registration 5,291,543 (“Cellular Telephone Real Time Account Administration System”), which was granted by Subscriber Computing, Inc.  In addition, there is no assignment from the inventors of the patent to Subscriber Computing, Inc. (or any predecessor company); and Seller believes that TransAmerica holds a security interest, although the record filed with the U.S. Patent and Trademark Office appears as an “assignment of assignors interest” rather than as a security interest.

•   With respect to U.S. patent registration 5,291,453 (“Serial Memory Apparatus Having Units for Presetting Reading Bit Lines to a Given Voltage”), the investors of that patent assigned it to Ricoh Company, and then Subscriber Computing, Inc. assigned the patent to WBS.  The chain of title is missing the assignment from Ricoh to Subscriber Computing, Inc.  Therefore, WBS’ title is not clear.

•   Sellers have entered into certain escrow arrangements with certain or all of their respective customers pursuant to which ownership of certain Seller Intellectual Property would be assigned to such customers upon a default by Seller.  In addition, Sellers have granted customers licenses to use the Intellectual Property (including perpetual licenses).

•   Sellers have assigned to SSF certain rights in the Intellectual Property , which rights will be conditionally released pursuant to the consent being granted by SSF in connection with the Contemplated Transactions, subject to full compliance with the terms of the consent by Sellers.

(b)  Liens, claims and encumbrances exist on the Acquired Assets pursuant to the following:

•
Amended and Restated 10% Senior Convertible Note, dated March 31, 2006, as amended and restated as March 31, 2008, issued to Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., Special Situations Fund III, L.P., and Special Situations Fund III QP, L.P. (collectively, “SSF”), related Pledge and Security Agreement, dated as of March 31, 2006, in favor of SSF, and other related agreements with SSF;

•	Lease agreement with CIP Centerpointe 123 LLC, dated April 16, 2007;

•
Operating lease agreement with Dell Financial Services L.P. (lease number 012-004765674-014) (provided that on or before February 28, 2009, Sellers intend to satisfy their obligations under said lease so that any Acquired Assets leased thereunder will be released and thereafter be free of liens and encumbrances of Dell; Sellers shall not assign such liened Acquired Assets to Purchaser until such Acquired Assets are free of liens and encumbrances and then shall promptly thereafter assign ownership thereof); and

•
The security interests existing under operating lease agreements with Dell Financial Services L.P. (lease numbers 032-4765674-015 & 032-4765674-016) are currently in the process of being released but likely will not be released prior to the Closing Date; Sellers shall not assign such liened Acquired Assets to Purchaser until such Acquired Assets are free of liens and encumbrances and then shall promptly thereafter assign ownership thereof;

•
Capital lease agreement with CIT Technology Financial Service Inc. (contract no. 911-0001540-000) (provided that on or before February 28, 2009, Sellers intend to satisfy their obligations under said lease so that any Acquired Assets leased thereunder will be released and thereafter be free of liens and encumbrances of CIT; Sellers shall not assign such liened Acquired Assets to Purchaser until such Acquired Assets are free of liens and encumbrances and then shall promptly thereafter assign ownership thereof); and

•	Pursuant to the terms of each of the Assumed Contracts, the consent of each Transferred Customer is required to be obtained in connection with the Contemplated Transactions.

2

SCHEDULE 2.2

Software

Primal Software
❑	Connect CCB
❑	Connect IXC
❑	Connect RTR
❑	Access IM
❑	EBP&P
❑	WPM
❑	IPC Platform
❑	IPC Marketing Dashboard
❑	IPC Revenue Assurance Dashboard
❑	CRM (Communications Resource Manager)

3

SCHEDULE 3.2

Assumed Liabilities

The following are the “Assumed Contracts” for purposes of this Agreement:

1.    Amended and Restated Schedule 5, dated as of January 1, 2006, to the Master Software License Agreement dated as of December 11, 2002 by and between Time Warner Cable Information Services (Maine), LLC and Primal, as amended pursuant to (a) Amendment 1 dated as of January 1, 2004, (b) Amendment 2 dated as of January 1, 2005, (c) the Third Amendment dated as of July 27, 2006, and (d) the Fourth Amendment dated as of January 1, 2006 to Master Software License Agreement, and any successor agreement thereto which may be entered into among Advance/Newhouse, Advance/Newhouse Communications, LLC and Bright House Networks, LLC (collectively “Brighthouse”) and Primal on or prior to the Closing Date; provided that the Master Software License Agreement dated as of December 11, 2002, by and between Time Warner Cable Information Services (Maine), LLC and Primal, as amended pursuant to the Amendment 1 dated as of January 1, 2004, as amended by Amendment 2 dated as of January 1, 2005, as amended pursuant to (a) Amendment 1 dated as of January 1, 2004, (b) Amendment 2 dated as of January 1, 2005, (c) the Third Amendment dated as of July 27, 2006, and (d) the Fourth Amendment dated as of January 1, 2006 to Master Software License Agreement, is not, and shall not be, an “Assumed Contract.”

2.    Software License and Services Agreement dated as of December 8, 2006, by and between Bresnan Communications LLC (“Bresnan”) and Primal

3.    Software License and Services Agreement dated as of June 30, 2005, by and between Bend Cable Data Services, LLC (“Bend”) and Primal

4.    License Agreement dated as of June 1, 1991, by and between Mercury Paging Ltd. (“Page One”) and Primal

5.    Master Software License Agreement and Maintenance Agreement dated as of October 1, 1999, by and between Hutchison Telecommunications (Australia) Limited (“Hutchison”) and Primal

6.    Software License Agreement dated as of September 1, 2005, by and between [Alcatel]-Lucent Technologies (“Alcatel”) and Primal, any rights under the course of dealing and/or undocumented extension of said agreement following the term specified therein (including any potentially effective automatic month-to-month renewal of said term), and any successor agreement thereto which may be entered into between Alcatel and Primal on or prior to the Closing Date

7.    The Master Software License Agreement dated as of September 3, 2004, by and between West Tel Limited (“Westel”) and Primal

For purposes of this Agreement, each of Brighthouse, Bresnan, Bend, Page One, Hutchinson, Alcatel, and Westel is a “Transferred Customer” and together they are the “Transferred Customers.”

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SCHEDULE 7.4

Transferred Employees

Angelo Buenaobra

Michael Fowler

Sanjay Gupta

Andy Schleuss

Bob Richardson

Joseph Simrell

SCHEDULE 8.12

Open LOEs

Primal Solutions, Inc.
Open LOEs

Customer	Task #	Booking Amount	As of 12.31.08		# of Hours Needed	Resources by Staff/Hours
			Rev Recog’d	Open Revenue
Bend Cable	BCD141	$7,200.00	$4,800.00	$2,400.00	16	Angelo (16)

Bresnan	BCL56	$34,500.00	$28,254.32	$6,245.68	42	Angelo (24), Kim (2), Joel (16)
Bresnan	BCL96	$6,000.00	$3,750.00	$2,250.00	24	Sanjay (8), Tom (8), Angelo (8)

Bright House	BHN178	$28,500.00	$24,750.00	$3,750.00	8	Mike M. (8)

Hutchison	HT048	$45,000.00	$35,700.00	$9,300.00	62	Angelo (62)

Page One	MP096	$18,000.00	$ -	$18,000.00	120	Angelo (60), Mike F (60)

Time Warner	TWCR185	$3,000.00	$ -	$3,000.00	16	Joann (16)
Time Warner	TWCR193	$20,000.00	$ -	$20,000.00	115	Andy (75), Kim (hourly, up to 40)

West Tel	WTL73	$18,000.00	$ -	$18,000.00	96	Angelo (48), Andy (48)

		$180,200.00	$97,254.32	$82,945.68

Note:  There are currently an open LOE to Bright House and another open LOE to Time Warner.

Disclosure Schedules

Section 5.3 – Title to Properties

(a)           Assignments, Transfers, and/or Conveyances of the Intellectual Property:

Sellers make no representations or warranties with respect to any Intellectual Property except as set forth in the first, second, third, and fourth sentences of Section 5.3.  Notwithstanding the foregoing, and without making any other representation or warranty:

•    TransAmerica Business Credit Corporation has a security agreement in place on the Creditwatch (Serial Nos. 74358508 and 74358507) trademarks of WBS, which was granted by Subscriber Computing, Inc., the prior owner of the marks.

•    TransAmerica Business Credit Corporation also has a security interest on U.S. patent registration 5,291,543 (“Cellular Telephone Real Time Account Administration System”), which was granted by Subscriber Computing, Inc.  In addition, there is no assignment from the inventors of the patent to Subscriber Computing, Inc. (or any predecessor company); and Seller believes that TransAmerica holds a security interest, although the record filed with the U.S. Patent and Trademark Office appears as an “assignment of assignors interest” rather than as a security interest.

•    With respect to U.S. patent registration 5,291,453 (“Serial Memory Apparatus Having Units for Presetting Reading Bit Lines to a Given Voltage”), the investors of that patent assigned it to Ricoh Company, and then Subscriber Computing, Inc. assigned the patent to WBS.  The chain of title is missing the assignment from Ricoh to Subscriber Computing, Inc.  Therefore, WBS’ title is not clear.

•    Sellers have entered into certain escrow arrangements with certain or all of their respective customers pursuant to which ownership of certain Seller Intellectual Property would be assigned to such customers upon a default by Seller.  In addition, Sellers have granted customers licenses to use the Intellectual Property (including perpetual licenses).

•    Sellers have assigned to SSF certain rights in the Intellectual Property , which rights will be conditionally released pursuant to the consent being granted by SSF in connection with the Contemplated Transactions, subject to full compliance with the terms of the consent by Sellers.

(b)          Liens, claims and encumbrances exist on the Acquired Assets pursuant to the following:

•
Amended and Restated 10% Senior Convertible Note, dated March 31, 2006, as amended and restated as March 31, 2008, issued to SSF, related Pledge and Security Agreement, dated as of March 31, 2006, in favor of SSF, and other related agreements with SSF;

•	Lease agreement with CIP Centerpointe 123 LLC, dated April 16, 2007;

•
Operating lease agreement with Dell Financial Services L.P. (lease number 012-004765674-014) (provided that on or before February 28, 2009, Sellers intend to satisfy their obligations under said lease so that any Acquired Assets leased thereunder will be released and thereafter be free of liens and encumbrances of Dell; Sellers shall not assign such liened Acquired Assets to Purchaser until such Acquired Assets are free of liens and encumbrances and then shall promptly thereafter assign ownership thereof);

•
The security interests existing under operating lease agreements with Dell Financial Services L.P. (lease numbers 032-4765674-015 & 032-4765674-016) are currently in the process of being released but likely will not be released prior to the Closing Date; Sellers shall not assign such liened Acquired

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Assets to Purchaser until such Acquired Assets are free of liens and encumbrances and then shall promptly thereafter assign ownership thereof;

•
Capital lease agreement with CIT Technology Financial Service Inc. (contract no. 911-0001540-000) (provided that on or before February 28, 2009, Sellers intend to satisfy their obligations under said lease so that any Acquired Assets leased thereunder will be released and thereafter be free of liens and encumbrances of CIT; Sellers shall not assign such liened Acquired Assets to Purchaser until such Acquired Assets are free of liens and encumbrances and then shall promptly thereafter assign ownership thereof); and

•	Pursuant to the terms of each of the Assumed Contracts, the consent of each Transferred Customer is required to be obtained in connection with the Contemplated Transactions.

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